Exhibit 99.1

FOR IMMEDIATE RELEASE

ALLIANCE ONE INTERNATIONAL, INC. COMPLETES ADDITIONAL SENIOR NOTES OFFERING

MORRISVILLE, N.C. – (August 26, 2009) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced that it has completed its previously announced offering of $100 million principal amount of its 10% senior notes due 2016 (the “Additional Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act. Other than the issue date and issue price, the terms of the Additional Notes are identical to Alliance One’s outstanding 10% Senior Notes due 2016 issued on July 2, 2009 (the “Initial Notes”) and form a part of the same series as the Initial Notes. The aggregate principal amount of outstanding notes of this series, including the Additional Notes, is $670 million.

Alliance One intends to use the net proceeds of the offering of the Additional Notes to repay outstanding borrowings under certain short-term seasonal lines of credit from foreign financing sources which mature over the next two to ten months and bear interest at annual rates ranging from approximately 10.30% to 11.25%. Prior to the completion of this offering, the Company obtained an amendment to its senior secured credit facility to permit the issuance of the Additional Notes.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Additional Notes, the Initial Notes or any other securities. Offers of the Additional Notes were made only by means of a private offering circular. The Additional Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration under the Securities Act or an applicable exemption from such registration requirements.

About Alliance One

Alliance One is a leading independent leaf tobacco merchant serving the world’s large multinational cigarette manufacturers.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 8, 2009, and its Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed on August 4, 2009.

CONTACT:	Joel Thomas, Vice President — Treasurer
Alliance One International, Inc.
(919) 379-4300